Exhibit 99.1

Corn Products International, Inc.
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
1/29/04 – 0530 EST	Richard Vandervoort, (708) 551-2595 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC.
REPORTS RECORD FOURTH-QUARTER & FULL-YEAR 2003 EARNINGS
Company Reports 19-Percent EPS Growth for Full Year

     WESTCHESTER, Ill., January 29, 2004 — Corn Products International, Inc. (NYSE: CPO) today announced fourth-quarter and full-year 2003 results.

     For the quarter ended December 31, 2003, the Company reported diluted earnings of $0.67 per share, compared with diluted earnings per share of $0.46 in the fourth quarter of 2002. The 2002 results included net after-tax income of $0.06 per diluted share, resulting from the impact of the dissolution of CornProductsMCP Sweeteners LLC (CPMCP) in December 2002.

     Diluted earnings per share for the full-year 2003 were $2.11, up from $1.77 in 2002. The full-year 2002 results included net after-tax income of $0.14 per diluted share, consisting primarily of a gain from the sale of a business unit, net of restructuring charges, and the impact from the previously mentioned dissolution of CPMCP.

     “2003 was a very successful year for our Company,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “We made significant progress toward our goal of earning returns that meet and ultimately exceed our cost of capital, and we are pleased to report that our annual net sales exceeded $2 billion for the first time in our history. We also achieved record performances in operating income, net income and earnings per share. At the same time, we continue to benefit from our working capital initiative, generating significant cash flow and using our increased cash from operations to grow our business, increase our dividend and pay down debt.”

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Corn Products International – Page 2

     FOURTH QUARTER RESULTS FOR 2003

     The Company’s results for the fourth quarter of 2003, compared with the prior year period, were as follows:

•	Net sales were $542 million, up from $473 million

•	Operating income was $51.1 million, up from $41.6 million

•	Net income was $24.5 million, up from $16.5 million

FULL-YEAR RESULTS FOR 2003

     The Company’s results for the year ended December 31, 2003, compared with the prior year period, were as follows:

•	Net sales were $2.1 billion, up from $1.9 billion

•	Operating income was $173.9 million, up from $153.5 million

•	Net income was $76.4 million, up from $63.4 million

     The increase in net income reflects significantly improved operating income in South America and North America, which more than offset increased corporate expenses and higher financing costs. The effective income tax rate for 2003 was 36 percent, unchanged from 2002.

     Cash provided by operations grew 15 percent to $236 million, up from $206 million last year. Total debt was reduced to $550 million at December 31, 2003, from $600 million a year ago, and net debt stands at $480 million. Financing costs increased to $39 million in 2003, from $36 million in 2002, due to higher interest rates associated with our 2002 debt refinancing to extend maturities.

BUSINESS BREAKDOWN BY REGION

On a regional basis, results for the year ended December 31, 2003, compared with the prior year period, were as follows:

     In North America:

•	Net sales were $1.3 billion, up from $1.2 billion

•	Volume was consistent with the prior year

•	Operating income was $68.2 million, up from $56.3 million

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Corn Products International – Page 3

     Net sales in North America increased 9 percent, driven principally by price/product mix improvement. Operating income in the region rose 21 percent from a year ago, reflecting significantly higher earnings in the United States, where we continued to make progress in our efforts to return to acceptable levels of profitability. Earnings also increased in Mexico, despite that country’s continuing tax on soft drinks sweetened with high fructose corn syrup (HFCS). The Company continues to support the ongoing bilateral trade negotiations between the United States and Mexico to resolve the HFCS issue.

     In South America:

•	Net sales were $495 million, up from $401 million

•	Volume increased 7 percent

•	Operating income was $82.7 million, up 42 percent from $58.4 million

     Net sales in South America increased 23 percent, driven primarily by price/product mix improvement and higher volumes. The 42-percent rise in operating income was a result of earnings growth in Brazil and in the Company’s Southern Cone businesses, as those regions recovered strongly from the economic volatility and currency devaluations of the recent past.

     In Asia/Africa:

•	Net sales were $278 million, up from $251 million

•	Volume improved 7 percent

•	Operating income was $54.3 million, up from $53.5 million

     Net sales in Asia/Africa increased 11 percent, reflecting higher volumes and stronger local currencies. Operating income improved, while volume growth and favorable currency translation effects were offset by a number of issues. They included a weaker price/product mix; a sluggish economy in South Korea; a $1 million asset write-down associated with the Company’s transfer of its manufacturing facility from Malaysia to Thailand; and start-up costs associated with the new glucose channel in Thailand.

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Corn Products International – Page 4

OUTLOOK

     Looking to 2004, the Company expects to see continued improvement over its 2003 performance. However, because US contracting has not yet been finalized, the Company cannot provide specific guidance for the year at this time. The Company currently plans to quantify its guidance for 2004 when it announces first-quarter results.

     “In 2004, we will continue to focus our energies on increasing profitability through business growth, reducing costs and gaining operating efficiencies across our global operations, while maintaining a strong balance sheet,” said Scott.

ABOUT THE COMPANY

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2003, the Company recorded net sales of $2.1 billion with operations in 19 countries at 37 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

This press release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes and biotechnology issues; increased competitive and/or customer pressure in the corn-refining industry; the outbreak or continuation of hostilities; stock market fluctuation and volatility; and the resolution of the current uncertainties relating to the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		Change %	December 31,		Change %

	2003	2002		2003	2002

Net sales before shipping and handling costs	$584.8	$499.1	17%	$2,268.9	$1,979.0	15%
Less: shipping and handling costs	42.4	26.4	61%	167.0	108.1	54%

Net sales	542.4	472.7	15%	2,101.9	1,870.9	12%
Cost of sales	449.5	406.4	11%	1,777.5	1,604.3	11%

Gross profit	92.9	66.3	40%	324.4	266.6	22%
Operating expenses	41.4	31.2	33%	149.6	133.4	12%
Earnings from non-consolidated affiliates and other income (expense), net	(0.4)	6.5	-106%	(0.9)	20.3	-104%

Operating income	51.1	41.6	23%	173.9	153.5	13%
Financing costs	9.2	10.8	-15%	38.5	36.4	6%

Income before taxes	41.9	30.8	36%	135.4	117.1	16%
Provision for income taxes	15.1	11.1		48.7	42.1

	26.8	19.7	36%	86.7	75.0	16%
Minority interest in earnings	2.3	3.2	-28%	10.3	11.6	-11%

Net income	$24.5	$16.5	48%	$76.4	$63.4	21%

Weighted average common shares outstanding:
Basic	36.1	35.7		36.0	35.6
Diluted	36.5	35.8		36.2	35.7
Earnings per common share:
Basic	$0.68	$0.46	48%	$2.12	$1.78	19%
Diluted	$0.67	$0.46	46%	$2.11	$1.77	19%

CORN PRODUCTS INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(In millions, except share amounts)	December 31,	December 31,
	2003	2002*

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$70	$36
Accounts receivable – net	252	244
Inventories	215	194
Prepaid expenses	10	11

Total current assets	547	485

Property, plant and equipment – net	1,187	1,154
Goodwill and other intangible assets	319	280
Deferred tax assets	61	33
Investments	29	26
Other assets	62	64

Total assets	$2,205	$2,042

Liabilities and Equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$98	$84
Accounts payable and accrued liabilities	296	263

Total current liabilities	394	347

Non-current liabilities	98	95
Long-term debt	452	516
Deferred income taxes	208	163
Minority interest in subsidiaries	78	93
Redeemable equity – Redeemable common stock (1,913,500 shares
issued on December 31, 2003 and 2002)	67	58
Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 35,746,387 issued at December 31, 2003 and 2002	1	1
Additional paid in capital	1,006	1,015
Less: Treasury stock (common stock; 1,494,101 and 1,956,113 shares on December 31, 2003 and December 31, 2002, respectively) at cost	(35)	(48)
Deferred compensation – restricted stock	(3)	(4)
Accumulated other comprehensive loss	(346)	(418)
Retained earnings	285	224

Total stockholders’ equity	908	770

Total liabilities and equity	$2,205	$2,042

*Reflects restatement of redeemable common stock from stockholders’ equity to redeemable equity.

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Year
	Ended December 31,

(In millions)	2003	2002

Cash provided by (used for) operating activities:
Net income	$76	$63
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	101	103
Gain on sale of business	—	(8)
Gain on dissolution of business	—	(3)
Decrease in trade working capital	49	65
Other	10	(14)

Cash provided by operating activities	236	206

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(82)	(77)
Proceeds from sale of business	—	35
Payments for acquisitions	(48)	(42)
Proceeds from dissolution of business	—	11

Cash used for investing activities	(130)	(73)

Cash provided by (used for) financing activities:
(Payments on) proceeds from borrowings, net	(58)	(144)
Dividends paid	(20)	(19)
Issuance of common stock	5	4

Cash used for financing activities	(73)	(159)

Effect of foreign exchange rate changes on cash	1	(3)

Increase (decrease) in cash and cash equivalents	34	(29)
Cash and cash equivalents, beginning of period	36	65

Cash and cash equivalents, end of period	$70	$36

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended			Year Ended
	December 31,		Change	December 31,		Change
	2003	2002	%	2003	2002	%

Net sales
North America	$332.2	$302.3	10%	$1,329.0	$1,218.3	9%
South America	141.1	106.7	32%	494.9	401.3	23%
Asia/Africa	69.1	63.7	8%	278.0	251.3	11%

Total	$542.4	$472.7	15%	$2,101.9	$1,870.9	12%

Operating income
North America	$25.2	$14.9	69%	$68.2	$56.3	21%
South America	24.4	16.2	51%	82.7	58.4	42%
Asia/Africa	13.1	13.3	-2%	54.3	53.5	1%
Corporate	(11.6)	(6.1)	90%	(31.3)	(22.6)	38%
Unusual income, net	—	3.3	—	—	7.9	—

Total	$51.1	$41.6	23%	$173.9	$153.5	13%

II. Estimated Sources of Earnings Per Share for the Three Months and Year Ended December 31

The following is a list of the major items that impacted our fourth-quarter and year-to-date results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three Months	Twelve Months

Earnings Per Share December 31, 2002	$0.46	$1.77
Unusual income, net – 2002	(0.06)	(0.14)

Earnings Per Share December 31, 2002, as adjusted	$0.40	$1.63
Change
Volumes	0.04	0.21
Operating margin	0.07	0.26
Foreign currency translation	0.11	0.03
Financing costs	0.03	(0.04)
Minority interest	0.03	0.04
Shares outstanding	(0.01)	(0.02)

Net Change	0.27	0.48

Earnings Per Share December 31, 2003	$0.67	$2.11

III. Capital expenditures

Capital expenditures for the years ended December 31, 2003 and 2002 were $82 million and $77 million, respectively. For 2004, the Company anticipates capital expenditures of approximately $90 million.